Exhibit (a)(1)

Egalet Corporation

FUNDAMENTAL CHANGE COMPANY NOTICE,

MAKE-WHOLE FUNDAMENTAL CHANGE COMPANY NOTICE AND

OFFER TO REPURCHASE

FOR CASH

ANY AND ALL OF THE OUTSTANDING

5.50% CONVERTIBLE SENIOR NOTES DUE 2020

(CUSIP NO. 28226B AB0)

Reference is made to that certain Indenture, dated as of April 7, 2015, by and between Egalet Corporation, a Delaware corporation (the “Company”), the Guarantors party thereto and The Bank of New York Mellon, as trustee (the “Trustee”) (as supplemented by the Supplemental Indenture, dated as of September 28, 2016 (the “Supplemental Indenture”), by and between the Company, the Guarantors party thereto and the Trustee, the “Indenture”), relating to the Company’s 5.50% Convertible Senior Notes due 2020 (the “Notes”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture that, at the option of each holder of Notes (the “Holders”), the Company will repurchase all or part of such Holder’s Notes, subject to the terms and conditions of this Fundamental Change Company Notice, Make-Whole Fundamental Change Company Notice and Offer to Repurchase (as amended and supplemented from time to time, this “Notice”), the Indenture and the Notes (the “Offer”). The right of Holders to require the Company to repurchase their Notes in the Offer is separate from the right of Holders to convert their Notes. Based on the Last Reported Sale Prices of the Common Stock over the five Trading Day period ending on, and including, the Trading Day immediately preceding the Effective Date of the Make-Whole Fundamental Change, no Additional Shares will be added to the Conversion Rate pursuant to Section 14.03(e) of the Indenture as a result of the Make-Whole Fundamental Change. Accordingly, the Notes shall be convertible at a rate of 67.2518 shares of Common Stock per $1,000 principal amount of Notes (equal to a conversion price of approximately $14.87 per share).

Holders are urged to review this Notice regarding the right of Holders to convert their Notes. Neither the Company nor any of its affiliates, officers, directors, employees or agents or the Paying Agent, Tender Agent or Trustee for each of the Notes makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer. Each Holder should consult its own legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

By tendering Notes through the Automated Tender Offer Program (“ATOP”) procedures of The Depository Trust Company (“DTC”), which are described below, each tendering Holder agrees to be bound by the terms of the Offer.

This Notice constitutes the “Fundamental Change Company Notice” referenced in Section 15.02(c) of the Indenture and the “Make-Whole Fundamental Change Company Notice” referenced in Section 14.03(b) of the Indenture. This Notice will also constitute notice under any other section of the Indenture, to the extent notice is required under such section and this Notice satisfies such requirements.

Pursuant to Section 15.02 of the Indenture, as a result of the occurrence of a “Fundamental Change” under the Indenture, each Holder has the right to require the Company to repurchase all or part of its Notes, as follows:

•                  Both a Fundamental Change and a Make-Whole Fundamental Change under the Indenture occurred on July 11, 2018, when the Common Stock ceased to be listed on The Nasdaq Global Market and was transferred to The Nasdaq Capital Market. This transfer constitutes a Fundamental Change under the Indenture.

•                  The Company shall pay a repurchase price, payable in cash, equal to 100% of the principal amount of the

Notes being repurchased (the “Fundamental Change Repurchase Price”). As the Fundamental Change Repurchase Date falls after the next Regular Record Date of September 15, 2018 but prior to the next Interest Payment Date to which such Regular Record Date relates of October 1, 2018, the Company shall pay the full amount of accrued and unpaid interest to Holders of record as of such Regular Record Date on such Interest Payment Date in accordance with the Indenture.

•                  The “Fundamental Change Repurchase Date” is scheduled for September 19, 2018.

•                  Holders must exercise their right to elect repurchase at or prior to 5:00 p.m., New York City time, on September 18, 2018, which is the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date (the “Expiration Time”).

•                  After the Fundamental Change Repurchase Date, the Notes will only be convertible to the extent and at the times permitted under the Indenture.

•                  A form of Fundamental Change Repurchase Notice is attached hereto as Exhibit A. As described above, all Notes tendered hereunder must be delivered through book-entry transfer, pursuant to the ATOP procedures of DTC, no later than the Expiration Time. Holders who validly tender through DTC’s ATOP need not submit a physical Fundamental Change Repurchase Notice to the Tender Agent.

•                  A form of conversion notice is attached hereto as Exhibit B. As described below, the conversion notice must be provided to the Conversion Agent.

•                  The name and address of the Trustee, Tender Agent, Paying Agent and Conversion Agent with respect to the Notes are as follows:

The Trustee, Tender Agent, Paying Agent and Conversion Agent is:

The Bank of New York Mellon

Corporate Trust — Reorg

111 Sanders Creek Parkway

East Syracuse, NY  13057

Attn:  Pamela Adamo

Telephone:  (315) 414-3317

Fax:  (732) 667-9408

E-mail:  ct_reorg_unit_inquiries@bnymellon.com

•                  The book-entry transfer or delivery of Notes to the Tender Agent is a condition to payment by the Company of the Fundamental Change Repurchase Price for such Notes. Accordingly, the Fundamental Change Repurchase Price for any Notes validly tendered in the Offer (and not properly withdrawn) shall be paid on the later of the Fundamental Change Repurchase Date and the time of such book-entry transfer or delivery of such Notes.

•                  Notwithstanding anything herein to the contrary, any Holder electing to exercise its repurchase right shall have the right to withdraw such election at any time prior to the Expiration Time by delivering a written notice of withdrawal to the Tender Agent in accordance with Section 15.03 of the Indenture. Holders who validly withdraw through DTC’s ATOP need not submit a written notice of withdrawal to the Tender Agent. If validly tendered Notes are properly withdrawn, the Company shall not be obligated to repurchase such Notes.

•                  The amount of interest accrued and unpaid per $1,000 principal amount of the Notes from April 1, 2018, the last interest payment date prior to the Fundamental Change Repurchase Date, to, but excluding, the Fundamental Change Repurchase Date is expected to be approximately $25.55. As the Fundamental Change Repurchase Date falls after the next Regular Record Date of September 15, 2018 but prior to the next Interest Payment Date to which such Regular Record Date relates of October 1, 2018, the Company shall pay the full amount of accrued and unpaid interest to Holders of record as of such Regular Record Date on such Interest Payment Date in accordance with the Indenture.

•                  On and after the Fundamental Change Repurchase Date (unless there shall be a Default in the payment of the Fundamental Change Repurchase Price), interest on Notes accepted for repurchase shall cease to accrue, and all rights of the Holders of such Notes shall terminate, other than the right to receive the Fundamental Change Repurchase Price and accrued but unpaid interest to the Fundamental Change Repurchase Date.

•                  The CUSIP number of the Notes is 28226B AB0.

•                  Because of the occurrence of the Fundamental Change and the Make-Whole Fundamental Change described below, the Notes may be converted based on the conversion value set forth below through the Expiration Time. However, Notes that have been validly tendered in the Offer may only be converted if such Notes are properly withdrawn in accordance with the terms of the Offer.

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, that a Make-Whole Fundamental Change has occurred and that Holders may elect to convert all or part of such Holder’s Notes, subject to the terms and conditions of this Notice, the Indenture and the Notes and as described below. A form of conversion notice is attached hereto as Exhibit B.

Pursuant to Section 14.03(b) of the Indenture, on July 11, 2018, a Make-Whole Fundamental Change occurred under the Indenture. Based on the Last Reported Sale Prices of the Common Stock over the five Trading Day period ending on, and including, the Trading Day immediately preceding the Effective Date of the Make-Whole Fundamental Change, no Additional Shares will be added to the Conversion Rate pursuant to Section 14.03(e) of the Indenture. Accordingly, the Notes shall be convertible at a rate of 67.2518 shares of Company common stock per $1,000 principal amount of Notes (equal to a conversion price of $14.87 per share).

Based on the above, Holders of Notes surrendered for conversion during the period that commenced on the date of the Transfer and continues through and including the Expiration Time (the “Make-Whole Conversion Period”), as well as any Notes surrendered for conversion to the extent and at the times permitted by such Indenture after the Make-Whole Conversion Period, will be entitled to receive, at settlement, the following amount for each $1,000 principal amount surrendered for conversion:

Securities	Shares of Common Stock
$1,000 principal amount of Notes	67.2518

For Notes that you validly tender pursuant to the Offer (and do not properly withdraw), you will be entitled to receive the following amount, which reflects a repurchase price equal to 100% of the principal amount of the Notes being repurchased:

Securities	Cash
$1,000 principal amount of Notes	$1,000

As the Fundamental Change Repurchase Date falls after the next Regular Record Date of September 15, 2018 but prior to the next Interest Payment Date to which such Regular Record Date relates of October 1, 2018, the Company shall pay the full amount of accrued and unpaid interest to Holders of record as of such Regular Record Date on such Interest Payment Date in accordance with the Indenture.

The Tender Agent for the Notes has informed the Company that, as of the date of this Notice, all of the Notes are held through accounts established with DTC and that there are no certificated Notes in non-global form. Accordingly, to tender Notes for repurchase pursuant to the Offer, Holders must tender Notes through the transmittal procedures of DTC no later than the Expiration Time (as defined below).

•                  Holders of certificated notes must arrange for the delivery to the Tender Agent for the Notes being tendered of a duly completed written notice (the “Fundamental Change Repurchase Notice”), in the form attached as Exhibit A hereto, indicating such Holder’s exercise of its repurchase right. Each Fundamental Change Repurchase Notice must clearly indicate the principal amount of the Notes for which such Holder’s exercise of its repurchase right applies.

•                  Holders must make, or arrange for, book-entry transfer or delivery of tendered Notes to the Tender Agent.

•                  Holders who are DTC participants should deliver the Fundamental Change Repurchase Notice and surrender their Notes to the Tender Agent electronically through ATOP, subject to the terms and procedures of that system.

•                  Any beneficial owner of Notes, whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee, who wishes to exercise its repurchase right must contact such nominee and instruct such nominee to tender the Notes on the beneficial owner’s behalf through DTC’s ATOP procedures, as described in the immediately preceding bullet. Such nominees may have earlier deadlines for participation in the Offer that may be prior to the Expiration Time. Beneficial owners should promptly contact their respective broker, dealer, commercial bank, trust company or other nominee that holds such beneficial owner’s Notes to determine its applicable deadlines.

Although delivery of the Notes may be effected through book-entry at DTC, an Agent’s Message in lieu of the Fundamental Change Repurchase Notice must be transmitted to and received by the Tender Agent on or prior to the Expiration Time, in order to be eligible to receive the Fundamental Change Repurchase Price. Delivery of such documents to DTC does not constitute delivery to the Tender Agent.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if this Notice is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Notice is July 31, 2018.

TABLE OF CONTENTS

SUMMARY	6
IMPORTANT INFORMATION CONCERNING THE OFFER	11
1. Information Concerning the Company	11
2. Information Concerning the Notes	11
2.1. The Company’s Obligation to Repurchase the Notes	11
2.2. Fundamental Change Repurchase Price	12
2.3. Conversion Rights of the Notes	13
2.4. Market for the Notes	14
2.5. Ranking	15
3. Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase	15
3.1. Method and Timing of Delivery	15
3.2. Delivery of Notes	15
3.3. Agreement to be Bound by the Terms of the Offer	16
4. Right of Withdrawal	17
5. Payment for Tendered Notes	17
6. Notes Acquired	17
7. Plans or Proposals of the Company	17
8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes	18
9. Purchases of Notes by the Company and Its Affiliates	18
10. Agreements Involving the Company’s Securities	18
11. Source and Amount of Funds	18
12. Conditions of the Offer	18
13. Certain U.S. Federal Income Tax Considerations	18
14. Additional Information	22
15. Solicitations	23
16. Definitions	23
17. Conflicts	23
ANNEX A — INFORMATION CONCERNING MEMBERS OF THE BOARD OF DIRECTORS AND THE EXECUTIVE OFFICERS OF THE COMPANY
EXHIBIT A — FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE	A-1
EXHIBIT B — FORM OF CONVERSION NOTICE	B-1

No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Notice shall not, under any circumstances, create any implication that the information contained in this Notice is current as of any time subsequent to the date of this Notice, or the date of any documents incorporated by reference, as applicable. None of the Company, any of its affiliates, officers, directors, employees or agents or the Paying Agent, Tender Agent or Trustee with respect to any Notes makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer. Each Holder should consult its own legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

SUMMARY

The following are answers to some of the questions that you may have about the Offer (as defined below). To understand the Offer fully and for a more complete description of the terms of the Offer, the Company urges you to read carefully the remainder of this Fundamental Change Company Notice, Make-Whole Fundamental Change Company Notice and Offer to Repurchase (as amended and supplemented from time to time, the “Notice”) because the information in this summary is not complete and this document contains additional important information. The Company has included section references to direct you to a more complete description of the topics in this summary.

Who is offering to repurchase my Notes?

Egalet Corporation, a Delaware corporation (the “Company”), is offering, at the option of each holder (the “Holders”) of its 5.50% Convertible Senior Notes due 2020 (the “Notes”), to repurchase all or part of such Holder’s Notes, subject to the terms and conditions of this Notice, the Indenture and Notes (the “Offer”). The Company’s principal executive offices are located at 600 Lee Road, Suite 100, Wayne, Pennsylvania 19087, and its telephone number at that location is (610) 833-4200. (See “Important Information Concerning the Offer—Information Concerning the Company”).

Why is the Company offering to repurchase my Notes?

The Company is offering to repurchase the Notes to satisfy its contractual obligation under Section 15.02 of the Indenture, which requires the Company to offer to repurchase your Notes following a “Fundamental Change.”

Both a Fundamental Change and a Make-Whole Fundamental Change under the Indenture occurred on July 11, 2018, when the Company’s common stock ceased to be listed on the Nasdaq Global Market and was transferred to the Nasdaq Capital Market (the “Transfer”). (See “Important Information Concerning the Offer—The Company’s Obligation to Repurchase the Notes”).

What Notes are you offering to repurchase?

The Company is offering to repurchase, at the option of each Holder of Notes, all or part of such Holder’s Notes in a principal amount thereof that is equal to $1,000 in principal amount or an integral multiple thereof. As of July 30, 2018, there was $24,650,000 aggregate principal amount of Notes outstanding.

The Notes were issued under that certain Indenture, dated as of April 7, 2015 (the “Indenture”), by and among the Company, the Guarantors party thereto and The Bank of New York Mellon, as trustee (the “Trustee”), as amended by the Supplemental Indenture, dated as of September 28, 2016, by and among the Company, the Guarantors party thereto and the Trustee.

Pursuant to the Indenture, The Bank of New York Mellon, serves as the paying agent (in such capacity, the “Paying Agent”) and the conversion agent (in such capacity, the “Conversion Agent”) with respect to the Notes. The Bank of New York Mellon also serves as the tender agent (in such capacity, the “Tender Agent”) with respect to the Notes. (See “Important Information Concerning the Offer—Information Concerning the Notes”).

When does the Offer expire?

Holders must exercise their right to elect repurchase at or prior to 5:00 p.m., New York City time, on September 18, 2018, which is the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date (the “Expiration Time”). If we make any change to this Offer that we determine constitutes a material change, we will promptly disclose the change in a supplement to this Notice that we will distribute, or direct to be distributed, to registered Holders, and we will make a public announcement of such change promptly by means of a press release. We may be required to extend the Fundamental Change Repurchase Date for a period of five to ten business days, depending on the significance of the change, if the Offer would otherwise expire during such five to ten business day period. If we are required to extend the Fundamental Change Repurchase Date, we will make a public announcement of such extension promptly by means of a press release. The repurchase by the

Company of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and satisfaction of the procedural requirements described in this Notice. (See “Important Information Concerning the Offer—The Company’s Obligation to Repurchase the Notes”).

How much is the Company offering to pay and what is the form of payment?

The Company will pay on September 19, 2018 (the “Fundamental Change Repurchase Date”), a repurchase price, payable in cash, equal to 100% of the principal amount of the Notes being repurchased (the “Fundamental Change Repurchase Price”). As the Fundamental Change Repurchase Date falls after the next Regular Record Date of September 15, 2018 but prior to the next Interest Payment Date to which such Regular Record Date relates of October 1, 2018, the Company shall pay the full amount of accrued and unpaid interest to Holders of record as of such Regular Record Date on such Interest Payment Date in accordance with the Indenture.

The amount of interest accrued and unpaid per $1,000 principal amount of the Notes from April 1, 2018, the last interest payment date prior to the Fundamental Change Repurchase Date, to, but excluding, the Fundamental Change Repurchase Date is expected to be approximately $25.55. (See “Important Information Concerning the Offer—Fundamental Change Repurchase Price”).

On and after the Fundamental Change Repurchase Date (unless there shall be a Default in the payment of the Fundamental Change Repurchase Price), interest on Notes validly tendered for repurchase and not properly withdrawn shall cease to accrue, and all rights of the Holders of such Notes shall terminate, other than the right to receive the Fundamental Change Repurchase Price and accrued but unpaid interest to the Fundamental Change Repurchase Date.

How is the Offer being financed?

The total amount of funds required to repurchase all of the Notes outstanding as of July 30, 2018 pursuant to the Offer, and to pay related fees and expenses, is estimated to be approximately $24,650,000 (assuming 100% of the outstanding principal amount of Notes outstanding as of July 30, 2018 were validly tendered and accepted for payment and none of the outstanding principal amount of Notes was surrendered for conversion). The Company expects to fund the payment of the Fundamental Repurchase Price for Notes from available cash on hand. (See “Important Information Concerning the Offer—Source and Amount of Funds”).

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that any of the Notes are traded, prices of such Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results and the market for similar securities. (See “Important Information Concerning the Offer—Market for the Notes”).

Holders of Notes are urged to contact their brokers to obtain the best available information as to current market prices.

What are the conditions to the repurchase by the Company of the Notes?

The repurchase by the Company of Notes that are validly tendered and not properly withdrawn pursuant to the Offer is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Notice, including the book-entry transfer or delivery of the Notes to the Tender Agent. Accordingly, the Fundamental Change Repurchase Price for any Notes validly tendered in the Offer (and not properly withdrawn) shall be paid on the later of the Fundamental Change Repurchase Date and the time of such book-entry transfer or delivery of such Notes. (See “Important Information Concerning the Offer—Payment for Tendered Notes”).

How do I tender my Notes?

To tender your Notes for repurchase pursuant to the Offer, you must tender the Notes through the transmittal procedures of The Depository Trust Company (“DTC”) no later than the Expiration Time. (See “Important Information Concerning the Offer—Delivery of Notes”).

•                  Holders of certificated notes must arrange for the delivery to the Tender Agent for the applicable Notes being tendered of a duly completed written notice (the “Fundamental Change Repurchase Notice”), in the form attached as Exhibit A hereto, indicating such Holder’s exercise of its repurchase right. Each Fundamental Change Repurchase Notice must clearly indicate the principal amount of the Notes for which such Holder’s exercise of its repurchase right applies.

•                  Holders of global notes must make, or arrange for, book-entry transfer or delivery of tendered Notes to the Tender Agent.

•                  Holders who are DTC participants should deliver the Fundamental Change Repurchase Notice and surrender their Notes to the Tender Agent electronically through ATOP, subject to the terms and procedures of that system.

•                  Any beneficial owner of Notes, whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee, who wishes to exercise its repurchase right must contact such nominee and instruct such nominee to tender the Notes on the beneficial owner’s behalf through DTC’s ATOP procedures, as described in the immediately preceding bullet. Such nominees may have earlier deadlines for participation in the Offer that may be prior to the Expiration Time. Beneficial owners should promptly contact their respective broker, dealer, commercial bank, trust company or other nominee that holds such beneficial owner’s Notes to determine its applicable deadlines.

Although delivery of the Notes may be effected through book-entry at DTC, an Agent’s Message in lieu of the Fundamental Change Repurchase Notice must be transmitted to and received by the applicable Tender Agent on or prior to the Expiration Time, in order to be eligible to receive the Fundamental Change Repurchase Price. Delivery of such documents to DTC does not constitute delivery to the Tender Agent.

By tendering your Notes through the ATOP procedures of DTC, you agree to be bound by the terms of the Offer. (See “Important Information Concerning the Offer—Delivery of Notes”).

If I tender my Notes, when will I receive payment for them?

Promptly following expiration of the Offer, the Company will accept for payment all validly tendered Notes that are not properly withdrawn. Prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, the Company shall deposit with the Paying Agent an amount of cash in immediately available funds, sufficient to pay the aggregate Fundamental Change Repurchase Price of all the Notes or portions thereof that are to be repurchased as of the Fundamental Change Repurchase Date, after which the Paying Agent will cause the cash to be distributed to each record Holder who has validly tendered its Notes and not properly withdrawn such Notes at or prior to the Expiration Time. DTC will thereafter distribute the cash to its participants in accordance with its procedures. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay by DTC in making such payment. (See “Important Information Concerning the Offer—Payment for Tendered Notes”).

Payment of the Fundamental Change Repurchase Price for Notes is conditioned upon book-entry transfer or delivery of the Notes. Accordingly, the Fundamental Change Repurchase Price for any Notes validly tendered in the Offer (and not properly withdrawn) shall be paid on the later of the Fundamental Change Repurchase Date and the time of such book-entry transfer or delivery of such Notes. (See “Important Information Concerning the Offer—Payment for Tendered Notes”).

Until what time can I withdraw previously tendered Notes?

You can withdraw Notes previously tendered for repurchase at any time until the Expiration Time. (See “Important Information Concerning the Offer—Procedures to be Followed by Holders Electing to Tender Notes for Repurchase”).

How do I withdraw previously tendered Notes?

Following your election to exercise your repurchase right in the Offer, you shall have the right to withdraw such election at any time prior to the Expiration Time. For your withdrawal of certificated Notes to be effective, a written letter or facsimile transmission notice of withdrawal (receipt of which is confirmed) must be timely received by the Tender Agent. The withdrawal notice must (a) specify the name of the Holder who tendered the Notes to be withdrawn (in the case of Notes tendered by book-entry transfer, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes), (b) contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn, which must be $1,000 or an integral multiple thereof), (c) include a statement that such Holder is withdrawing its election to have such Notes purchased by the Company on the Fundamental Change Repurchase Date, and (d) provide a description of the Notes, if any, that remain subject to the Holder’s exercise of its repurchase right (in a principal amount of $1,000 or an integral multiple thereof). A withdrawal notice must be signed by the Holder of such Notes in the same manner as the original signature on the Fundamental Change Repurchase Notice. In the case of Notes tendered by a DTC participant through ATOP, by following the appropriate procedures for book-entry transactions, within its applicable deadlines.

You may not rescind a withdrawal of tendered Notes. However, you may re-tender your Notes by following the proper tender procedures. (See “Important Information Concerning the Offer—Procedures to be Followed by Holders Electing to Tender Notes for Repurchase”).

Do I need to do anything if I do not wish to tender my Notes for repurchase?

No. If you do not tender your Notes at or prior to the Expiration Time, the Company will not repurchase your Notes, and such Notes will remain outstanding, subject to the existing terms of the Indenture and the Notes. (See “Important Information Concerning the Offer—Procedures to be Followed by Holders Electing to Tender Notes for Repurchase”).

If I choose to tender my Notes for repurchase, do I have to tender all of my Notes?

No. You may tender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to tender a portion of your Notes for repurchase, however, you must tender your Notes such that each of the Notes are tendered in a principal amount of $1,000 or an integral multiple thereof. (See “Important Information Concerning the Offer—Procedures to be Followed by Holders Electing to Tender Notes for Repurchase”).

Are my Notes currently convertible?

Yes. In connection with the occurrence of the Fundamental Change and the Make-Whole Fundamental Change described below, the Notes may be converted based on the conversion value set forth below through the Expiration Time. However, Notes that have been validly tendered in the Offer may only be converted if such Notes are properly withdrawn in accordance with the terms of the Offer.

Upon the consummation of the Transfer, a Make-Whole Fundamental Change occurred under the Indenture. Based on the Last Reported Sale Prices of the Common Stock over the five Trading Day period ending on, and including, the Trading Day immediately preceding the Effective Date of the Make-Whole Fundamental Change, no Additional Shares (as defined in the Indenture) will be added to the Conversion Rate pursuant to Section 14.03(e) of the Indenture. Accordingly, the Notes shall be convertible at a rate of 67.2518 shares of Company common stock per $1,000 principal amount of Notes (equal to a conversion price of $14.87 per share).

Based on the above, Holders of Notes surrendered for conversion during the period that commenced on the date of the Transfer and continues through and including the Expiration Time (the “Make-Whole Conversion Period”), as well as any Notes surrendered for conversion to the extent and at the times permitted by such Indenture after the Make-Whole Conversion Period,  will be entitled to receive, at settlement, the following amount for each $1,000 principal amount surrendered for conversion:

Securities	Shares of Common Stock
$1,000 principal amount of Notes	67.2518

For Notes that you validly tender pursuant to the Offer (and do not properly withdraw), you will be entitled to receive the following amount, which reflects a repurchase price equal to 100% of the principal amount of the Notes being repurchased:

Securities	Cash
$1,000 principal amount of Notes	$1,000

As the Fundamental Change Repurchase Date falls after the next Regular Record Date of September 15, 2018 but prior to the next Interest Payment Date to which such Regular Record Date relates of October 1, 2018, the Company shall pay the full amount of accrued and unpaid interest to Holders of record as of such Regular Record Date on such Interest Payment Date in accordance with the Indenture.

If I am a United States resident for U.S. federal income tax purposes, will I have to pay taxes if I tender my Notes for repurchase in the Offer?

The receipt of cash in exchange for Notes pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, and you will recognize gain (or loss) with respect to which you may be subject to tax (or, in certain circumstances, entitled to a deduction). You should consult with your own tax advisor regarding the actual tax consequences to you. (See Important Information Concerning the Offer—Certain U.S. Federal Income Tax Considerations).

Who is the Tender/Paying Agent?

The Bank of New York Mellon, the Trustee under the Indenture, is also serving as the Tender Agent and Paying Agent for the Notes in connection with the Offer. Its address and telephone and facsimile numbers are set forth above.

Who is the Conversion Agent?

The Bank of New York Mellon, the Trustee under the Indenture, is also serving as the Conversion Agent for the Notes. Its address is set forth below.

The Conversion Agent is:

The Bank of New York Mellon

Corporate Trust — Reorg

111 Sanders Creek Parkway

East Syracuse, NY  13057

Attn:  Pamela Adamo

Telephone:  (315) 414-3317

Fax:  (732) 667-9408

E-mail:  ct_reorg_unit_inquiries@bnymellon.com

Who can I talk to if I have questions about the Offer or the Conversion of Notes?

Questions and requests for assistance in connection with the tender of Notes for repurchase in the Offer or in connection with the conversion of the Notes may be directed to the the Company at the following address and telephone numbers or email address: Egalet Corporation, 600 Lee Road, Suite 100, Wayne, Pennsylvania 19087, Attention: General Counsel, Telephone: (610) 833-4200.

IMPORTANT INFORMATION CONCERNING THE OFFER

1. Information Concerning the Company.

The Company is a fully integrated specialty pharmaceutical company developing, manufacturing and commercializing innovative treatments for pain and other conditions. Given the need for acute and chronic pain products and the issue of prescription abuse, the Company is focused on bringing non-narcotic and abuse-deterrent opioid formulations to healthcare providers. The Company is currently marketing SPRIX® (ketorolac tromethamine) Nasal Spray, OXAYDO® (oxycodone HCI, USP) tablets for oral use only—CII and ARYMO® ER (morphine sulfate) extended-release (“ER”) tablets, an ER morphine product formulated with abuse-deterrent  properties. In addition to ARYMO ER, an abuse-deterrent formulation, the Company has developed a pipeline of clinical-stage product candidates using its proprietary Guardian™ Technology, a polymer matrix tablet technology that utilizes a novel application of the well-established manufacturing process of injection molding. The Company is focusing its resources on its commercial programs and may seek partners for its pipeline products. The Company plans to continue to grow its business through the revenue growth of its three approved products, business development and leveraging its proprietary Guardian Technology.

The Company’s principal executive offices are located at 600 Lee Road, Suite 100, Wayne, Pennsylvania 19087, and its telephone number at that location is (610) 833-4200.

2. Information Concerning the Notes. The Notes were issued under the Indenture on April 7, 2015, as amended and supplemented by the Supplemental Indenture, and mature on April 1, 2020. As of July 30, 2018, there was $24,650,000 aggregate principal amount of Notes outstanding.

2.1. The Company’s Obligation to Repurchase the Notes. On July 9, 2018, the Company received notice from The Nasdaq Stock Market LLC (“Nasdaq”) that the Nasdaq Hearings Panel approved the transfer of the listing of the Common Stock from the Nasdaq Global Market to the Nasdaq Capital Market effective at the open of business on July 11, 2018 (the “Transfer”). Accordingly, as a result of the Transfer and pursuant to the terms of the Indenture and Notes, the Company is obligated to repurchase, at the option of each Holder, all Notes that are validly tendered for repurchase, and not properly withdrawn, at any time prior to 5:00 p.m., New York City time, on September 18, 2018, which is the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date (the “Expiration Time”).

In connection with this obligation, and pursuant to Section 15.03(c) of the Indenture, on or before the twentieth calendar day after the effective date of the Fundamental Change, the Company is required to provide to all Holders of record on the date of the Fundamental Change (and to beneficial owners, to the extent required by applicable law), a written notice of the occurrence of the Fundamental Change and the resulting repurchase right. Accordingly, this Notice is being provided to such Holders, as well as to the Trustee and Conversion Agent for the Notes.

Pursuant to Section 15.02(a) of the Indenture, the Fundamental Change Repurchase Date must be a date not less than 20 nor more than 35 business days after the date of the Fundamental Change Company Notice. Accordingly, the Fundamental Change Repurchase Date is scheduled for September 19, 2018.

The obligation of the Company to repurchase Notes that are validly tendered and not properly withdrawn pursuant to the Offer is not subject to any condition other than the timely and proper delivery and tender of Notes in accordance with the terms of the Offer, satisfaction of the procedural requirements described in this Notice, and that the Offer must comply with applicable law. The Offer is not conditioned on the Company’s ability to obtain sufficient financing to repurchase Notes validly tendered and not withdrawn pursuant to the Offer.

Payment of the Fundamental Change Repurchase Price for Notes is conditioned upon book-entry transfer or delivery of the Notes. Accordingly, the Fundamental Change Repurchase Price for any Notes validly tendered in the Offer (and not properly withdrawn) shall be paid on the later of the Fundamental Change Repurchase Date and the time of such book-entry transfer or delivery of such Notes. (See “Important Information Concerning the Offer—Fundamental Change Repurchase Price”).

2.2. Fundamental Change Repurchase Price. Pursuant to the terms of the Indenture and the Notes, the Company will, on the Fundamental Change Repurchase Date, pay the Fundamental Change Repurchase Price, payable in cash, equal to 100% of the principal amount of the Notes being repurchased.

The amount of interest accrued and unpaid per $1,000 principal amount of Notes from April 1, 2018, the last interest payment date prior to the Fundamental Change Repurchase Date, to, but excluding, the Fundamental Change Repurchase Date is expected to be approximately $25.55.  As the Fundamental Change Repurchase Date falls after the next Regular Record Date of September 15, 2018 but prior to the next Interest Payment Date to which such Regular Record Date relates of October 1, 2018, the Company shall pay the full amount of accrued and unpaid interest to Holders of record as of such Regular Record Date on such Interest Payment Date in accordance with the Indenture.

Accordingly, for Notes that you validly tender pursuant to the Offer (and do not properly withdraw), you will be entitled to receive the following amount, which reflects a repurchase price equal to 100% of the principal amount of the Notes being repurchased:

Securities	Cash
$1,000 principal amount of Notes	$1,000

On and after the Fundamental Change Repurchase Date (unless there shall be a Default in the payment of the Fundamental Change Repurchase Price), interest on Notes accepted for repurchase shall cease to accrue, and all rights of the Holders of such Notes shall terminate, other than the right to receive the Fundamental Change Repurchase Price and accrued but unpaid interest to the Fundamental Change Repurchase Date.

The applicable Fundamental Change Repurchase Price will be paid in cash with respect to any and all Notes that are validly tendered for repurchase and not properly withdrawn at or prior to the Expiration Time. Notes tendered for repurchase, if less than the full principal amount held by such Holder, will be accepted only in principal amounts equal to $1,000 or an integral multiple thereof. Prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, the Company shall deposit with the Paying Agent an amount of cash in immediately available funds, sufficient to pay the aggregate Fundamental Change Repurchase Price of all the Notes or portions thereof that are to be repurchased as of the Fundamental Change Repurchase Date, after which the Paying Agent will cause the cash to be distributed to each record Holder who has validly tendered its Notes and not properly withdrawn such Notes at or prior to the Expiration Time. DTC will thereafter distribute the cash to its participants in accordance with its procedures. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay by DTC in making such payment.

Payment of the Fundamental Change Repurchase Price for Notes is conditioned upon book-entry transfer or delivery of the Notes. Accordingly, the Fundamental Change Repurchase Price for any Notes validly tendered in the Offer (and not properly withdrawn) shall be paid on the later of the Fundamental Change Repurchase Date and the time of such book-entry transfer or delivery of such Notes.

The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and Notes and bears no relationship to the market price of the Notes. Thus, the Fundamental Change Repurchase Price may be significantly higher or lower than the market price of the respective Notes on the Fundamental Change Repurchase Date.

None of the Company, any of its affiliates, officers, directors, employees or agents or the Paying Agent, Tender Agent or Trustee for any of the Notes makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer. Each Holder should consult its own legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

2.3. Conversion Rights of the Notes.

Because of the occurrence of the Fundamental Change and the Make-Whole Fundamental Change described below, the Notes may be converted based on the conversion value set forth below through the Expiration Time. However, Notes that have been tendered in the Offer may only be converted if such Notes are properly withdrawn in accordance with the terms of the Offer.

Prior to the Transfer, the Conversion Rate per $1,000 principal amount of each of the Notes was 67.2518 shares of Company common stock per $1,000 principal amount of Notes.

Upon the consummation of the Transfer, a Make-Whole Fundamental Change occurred under the Indenture. Based on the Last Reported Sale Prices of the Common Stock over the five Trading Day period ending on, and including, the Trading Day immediately preceding the Effective Date of the Make-Whole Fundamental Change, no Additional Shares will be added to the Conversion Rate pursuant to Section 14.03(e) of the Indenture. Accordingly, the Notes shall continue to be convertible at a rate of 67.2518 shares of Company common stock per $1,000 principal amount of Notes (equal to a conversion price of $14.87 per share).

Based on the above, Holders of Notes surrendered for conversion during the period that commenced on the date of the Transfer and continues through and including the Expiration Time (the “Make-Whole Conversion Period”), as well as any Notes surrendered for conversion to the extent and at the times permitted by such Indenture after the Make-Whole Conversion Period will be entitled to receive, at settlement, the following amount for each $1,000 principal amount surrendered for conversion:

Securities	Shares of Common Stock
$1,000 principal amount of Notes	67.2518

For Notes that you validly tender pursuant to the Offer (and do not properly withdraw), the Company estimates that you will be entitled to receive the following amount, which reflects a repurchase price of 100% of the principal amount of the Notes being repurchased:

Securities	Cash
$1,000 principal amount of Notes	$1,000

As the Fundamental Change Repurchase Date falls after the next Regular Record Date of September 15, 2018 but prior to the next Interest Payment Date to which such Regular Record Date relates of October 1, 2018, the Company shall pay the full amount of accrued and unpaid interest to Holders of record as of such Regular Record Date on such Interest Payment Date in accordance with the Indenture.

The foregoing summary of certain terms of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, such Indenture, which is incorporated herein by reference.

In addition to complying with any other rules and procedures of DTC, in order to exercise the conversion right with respect to any Notes, a beneficial Holder must, prior to the Expiration Time:

(1)         deliver to the Conversion Agent, through the facilities of DTC, in accordance with the rules and procedures of DTC, the appropriate instruction form for conversion pursuant to DTC’s conversion program;

(2)         If required pursuant to Section 14.02(h) of the Indenture, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled; and

(3)                   if required pursuant to Section 14.02(e) of the applicable Indenture, pay all transfer or similar taxes, if any.

The right of Holders to require the Company to repurchase their Notes in the Offer is separate from the right of Holders to convert their Notes. If you have converted your Notes, you may not tender such converted Notes in the Offer. If you do not tender your Notes into the Offer, your conversion rights will not be affected. However, Notes that have been validly tendered in the Offer may only be converted if such Notes are properly withdrawn in accordance with the terms of the Offer.

The Bank of New York Mellon is acting as Trustee, Paying Agent, Tender Agent and Conversion Agent for the Notes. For more information regarding the conversion rights with respect to the Notes, or any of the other terms and conditions of the Notes, please refer to the Indenture with respect to the Notes.

2.4. Market for the Notes. There is no established reporting system or market for trading in the Notes. However, the Company believes the Notes are currently traded over the counter. The Company believes that there is no practical way to determine the trading history of the Notes. As a general matter, to the extent that any of the Notes are traded, prices of Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results and the market for similar securities. In addition, quotations for securities that are not heavily traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders of Notes are urged to contact their brokers to obtain the best available information as to current market prices. Following the consummation of the Offer, the Company expects that any Notes not repurchased in the Offer will continue to be traded over the counter; however, the Company anticipates that the trading market for the Notes will likely become even more limited. A debt security with a small outstanding principal amount available for trading (a small “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. The Company’s repurchase of Notes pursuant to the Offer will reduce the float with respect to such Notes, and consequently may negatively affect the liquidity, market value and price volatility of such Notes that remain outstanding following the Offer. The Company cannot assure you that a trading market will exist for the Notes following the Offer. The extent of the trading market for the Notes following consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of such Notes at such time, the number of Holders of such Notes remaining at that time, and the interest on the part of securities firms in maintaining a market in such Notes.

As of July 30, 2018, there was $24,650,000 aggregate principal amount of Notes outstanding. Prior to the Transfer, shares of the Common Stock traded on The Nasdaq Global Market under the symbol “EGLT.” Since the Transfer, shares of the Company common stock are traded on The Nasdaq Capital Market also under the symbol “EGLT.” The following table sets forth, for each of the periods indicated, the high and low intraday sale prices per share as reported on the Nasdaq Global Market or Nasdaq Capital Market, as applicable:

Fiscal Year	High	Low
2016:
First Quarter	$11.81	$5.60
Second Quarter	$7.50	$4.34
Third Quarter	$9.15	$4.83
Fourth Quarter	$9.40	$4.50
2017:
First Quarter	$8.38	$4.45
Second Quarter	$4.88	$2.14
Third Quarter	$2.54	$1.02
Fourth Quarter	$1.32	$0.83
2018:
First Quarter	$1.15	$0.55
Second Quarter	$0.77	$0.40
Third Quarter (through July 27, 2018)	$0.43	$0.30

On July 27, 2018, the closing sale price of shares of the Company’s common stock on the Nasdaq Capital Market was $0.31 per share. We urge you to obtain current market information for the Notes, to the extent available, before making any decision to either participate in the Offer or surrender Notes for conversion.

2.5. Ranking. The Notes are the Company’s general unsecured senior subordinated obligations.

3. Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase. Holders will not be entitled to receive the Fundamental Change Repurchase Price for their Notes unless they validly tender the Notes at or prior to the Expiration Time and do not validly withdraw the Notes at or prior to the Expiration Time. Holders may tender some or all of their Notes; however, any Notes tendered must be in a principal amount of $1,000 or an integral multiple thereof. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Notes for repurchase shall be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction.

If you do not validly tender your Notes at or before the Expiration Time, your Notes will remain outstanding subject to the existing terms of the Indenture and the Note.

3.1. Method and Timing of Delivery. The Tender Agent for the Notes has informed the Company that, as of the date of this Notice, all of the Notes are held through accounts established with DTC and that there are no certificated Notes in non-global form. Accordingly, all Notes tendered for repurchase hereunder must be delivered through DTC’s ATOP, subject to the terms and procedures of that system. Delivery of Notes and all other required documents, including delivery and acceptance through DTC’s ATOP, is at the election and risk of the person tendering Notes.

You will not be entitled to receive the Fundamental Change Repurchase Price for your Notes unless you validly tender and do not properly withdraw such Notes at or prior to the Expiration Time (5:00 p.m., New York City time, on September 18, 2018—the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date). Only registered Holders are authorized to tender their Notes for repurchase. You may tender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to tender a portion of your Notes for repurchase, however, you must tender your Notes such that the Notes are tendered in a principal amount of $1,000 or an integral multiple thereof.

3.2. Delivery of Notes.

To tender certificated Notes for repurchase pursuant to the Offer, Holders must tender Notes through the transmittal procedures of DTC no later than the Expiration Time. Holders must arrange for the delivery to the Tender Agent for the applicable Notes being tendered of a duly completed Fundamental Change Repurchase Notice, in the form attached as Exhibit A hereto, indicating such Holder’s exercise of its repurchase right. Each Fundamental Change Repurchase Notice must clearly indicate the principal amount of the Notes for which such Holder’s exercise of its repurchase right applies. Holders must make, or arrange for, book-entry transfer or delivery of tendered Notes to the Tender Agent.

Notes in Global Form. Any beneficial owner of Notes, whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee, who wishes to exercise its repurchase right must contact such nominee and instruct such nominee to tender the Notes on the beneficial owner’s behalf through DTC’s ATOP procedures, as described in the immediately preceding paragraph. Such nominees may have earlier deadlines for participation in the Offer that may be prior to the Expiration Time. Beneficial owners should promptly contact their respective broker, dealer, commercial bank, trust company or other nominee that holds such beneficial owner’s Notes to determine its applicable deadlines.

Notes Held Through a Custodian. Any beneficial owner of Notes, whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee, who wishes to exercise its repurchase right must contact such nominee and instruct such nominee to tender the Notes on the beneficial owner’s behalf through DTC’s ATOP procedures, as described in the immediately preceding paragraph. Such nominees may have earlier deadlines for participation in the Offer that may be prior to the Expiration Time. Beneficial owners should promptly contact their respective broker, dealer, commercial bank, trust company or other nominee that holds such beneficial owner’s Notes to determine its applicable deadlines.

Although delivery of the Notes may be effected through book-entry at DTC, an Agent’s Message in lieu of the Fundamental Change Repurchase Notice, and any other required documents, must be transmitted to and received by the Tender Agent on or prior to the Expiration Time, in order to be eligible to receive the Fundamental Change Repurchase Price. Delivery of such documents to DTC does not constitute delivery to the Tender Agent.

3.3. Agreement to be Bound by the Terms of the Offer. By tendering its Notes through the transmittal procedures of DTC (whether tendered through a nominee or directly by a Holder who is a DTC participant), a Holder acknowledges and agrees as follows:

•                  unless properly withdrawn prior to the Expiration Time, such Notes shall be repurchased as of the Fundamental Change Repurchase Date pursuant to the terms and conditions set forth in this Notice;

•                  such Holder agrees to all of the terms set forth in this Notice;

•                  such Holder has received this Notice as required pursuant to the Indenture;

•                  upon the terms and subject to the conditions set forth in this Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns, and transfers to the Company, all right, title, and interest in and to all the Notes tendered, (ii) releases and discharges the Company, and its directors, officers, employees, affiliates and agents from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes, and (iii) irrevocably constitutes and appoints the Tender Agent for such Notes as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that such Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Fundamental Change Repurchase Price of any tendered Notes that are repurchased by the Company), all in accordance with the terms set forth in this Notice;

•                  such Holder represents and warrants that such Holder (i) owns the Notes tendered and is entitled to tender such Notes and (ii) has full power and authority to tender, sell, assign, and transfer the Notes tendered and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges, and encumbrances and shall not be subject to any adverse claim or right;

•                  such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Tender Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of any Notes tendered;

•                  such Holder understands that all Notes validly tendered and not properly withdrawn at or prior to the Expiration Time will be repurchased at the Fundamental Change Repurchase Price, in cash, pursuant to the terms and conditions of the Offer, as amended and supplemented from time to time;

•                  payment for Notes repurchased pursuant to the Offer will be made by deposit of the aggregate Fundamental Change Repurchase Price for such Notes with the Paying Agent, which will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of (i) any delay in such Paying Agent making such payment or (ii) any delay in DTC delivering payment to participants;

•                  tenders of Notes may be withdrawn in accordance with the procedures set forth in this Notice at any time at or prior to the Expiration Time;

•                  all authority conferred or agreed to be conferred by tendering Notes through book-entry transfer shall survive the death or incapacity of the tendering Holder and every obligation of such Holder incurred in connection with its tender of such Notes shall be binding upon such Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•                  the delivery and tender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Tender Agent, until receipt by the Tender Agent of any and all evidence of authority and any other required documents in form satisfactory to the Company; and

•                  all questions as to the form of documents, and validity, eligibility (including time of receipt), tender, acceptance for payment and withdrawal of tendered Notes will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction.

4. Right of Withdrawal. Notes tendered for repurchase may be properly withdrawn at any time at or prior to the Expiration Time. Following your election to exercise your repurchase right in the Offer, you shall have the right to withdraw such election at any time prior to the Expiration Time. For your withdrawal of certificated Notes to be effective, a written letter or facsimile transmission notice of withdrawal (receipt of which is confirmed) must be timely received by the Tender Agent. The withdrawal notice must (a) specify the name of the Holder who tendered the Notes to be withdrawn (in the case of Notes tendered by book-entry transfer, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes), (b) contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn, which must be $1,000 or an integral multiple thereof), (c) include a statement that such Holder is withdrawing its election to have such Notes purchased by the Company on the Fundamental Change Repurchase Date, and (d) provide a description of the Notes, if any, that remain subject to the Holder’s exercise of its repurchase right (in a principal amount of $1,000 or an integral multiple thereof). A withdrawal notice must be signed by the Holder of such Notes in the same manner as the original signature on the Fundamental Change Repurchase Notice. In the case of Notes tendered by a DTC participant through ATOP, by following the appropriate procedures for book-entry transactions, within its applicable deadlines.

You may not rescind a withdrawal of tendered Notes. However, you may re-tender your Notes by following the proper tender procedures.

5. Payment for Tendered Notes. The Company will accept for payment all validly tendered Notes that are not properly withdrawn promptly following expiration of the Offer. Prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, the Company shall deposit with the Paying Agent an amount of cash in immediately available funds, sufficient to pay the aggregate Fundamental Change Repurchase Price of all the Notes or portions thereof that are to be repurchased as of the Fundamental Change Repurchase Date, after which the Paying Agent will cause the cash to be distributed to each record Holder who has validly tendered its Notes and not properly withdrawn such Notes at or prior to the Expiration Time. DTC will thereafter distribute the cash to its participants in accordance with its procedures. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay by DTC in making such payment.

Payment of the Fundamental Change Repurchase Price for Notes is conditioned upon book-entry transfer or delivery of the Notes. Accordingly, the Fundamental Change Repurchase Price for any Notes validly tendered in the Offer (and not properly withdrawn) shall be paid on the later of the Fundamental Change Repurchase Date and the time of such book-entry transfer or delivery of such Notes. The Company expects to fund the payment of the Fundamental Change Repurchase Price for Notes from available cash on hand.

6. Notes Acquired. Any Notes repurchased by the Company pursuant to the Offer will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. The Company assesses its business, financial condition, and results of operations as well as economic conditions and securities markets in general, including those for the Company’s shares of common stock and other securities in particular. Accordingly, the Company may, consistent with the fiduciary duties of its Board of Directors to the Company and its stockholders, explore ways to raise capital, including possibly through the issuance of additional debt or equity, or pursue an extraordinary corporate transaction or reorganization. Such actions will depend on a variety of factors, including current and anticipated trading prices for common stock, alternative investment opportunities, the terms of any such proposals, and general economic, financial market and industry conditions.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. To the knowledge of the Company:

•                  none of the Company, or any of its executive officers, directors, affiliates or subsidiaries has any beneficial interest in the Notes; and

•                  during the 60 days preceding the date of this Notice, none of the Company, or any of its executive officers, directors, subsidiaries of affiliates has engaged in any transactions in the Notes, other than any transactions required by the Indenture described herein.

9. Purchases of Notes by the Company and Its Affiliates. Each of the Company and its affiliates, including their executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Offer from the date of this Notice until at least the tenth business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may from time to time acquire Notes through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the Fundamental Change Repurchase Price and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Company or their affiliates will choose to pursue in the future.

10. Agreements Involving the Company’s Securities. Based on a reasonable inquiry by the Company, and except as otherwise described in this Notice (including the information incorporated by reference pursuant to Item 14 below), neither the Company nor any of its directors or executive officers, is a party to any agreement, arrangement or understanding with any other person with respect to any securities of the Company, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorization.

11. Source and Amount of Funds. The total amount of funds required to repurchase all of the Notes outstanding as of July 30, 2018 pursuant to the Offer, and to pay related fees and expenses, is estimated to be approximately $24,650,000 (assuming 100% of the outstanding principal amount of Notes outstanding as of July 30, 2018 were validly tendered and accepted for payment and none of the outstanding principal amount of Notes was surrendered for conversion). The Company expects to fund the payment of the Fundamental Repurchase Price for Notes from available cash on hand.

12. Conditions of the Offer. There are no conditions to this Offer except (i) the timely and proper delivery and tender of Notes in accordance with the terms of the Offer and the procedural requirements described in this Notice and (ii) that the Offer must comply with applicable law. The Offer is not conditioned on the Company’s ability to obtain sufficient financing to repurchase Notes validly tendered and not properly withdrawn pursuant to the Offer.

13. Certain U.S. Federal Income Tax Considerations.

The following is a summary of certain U.S. federal income tax considerations related to the receipt of the Fundamental Change Repurchase Price by beneficial owners of Notes that validly tender their Notes pursuant to the Offer. It is not a complete analysis of all the potential tax considerations and does not discuss federal non-income taxes or state, local or non-U.S. taxes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect on the date of this Notice and all subject to change or to differing interpretations, possibly with retroactive effect, which may result in different U.S. federal income tax consequences than those discussed below. The Company has not obtained, and does not intend to obtain, a ruling from the Internal Revenue Service (the “IRS”) with respect to the U.S. federal income tax consequences of a sale of Notes pursuant to the Offer. No assurance can be given that the IRS will agree with the tax consequences described in this summary, or that a court will not sustain any challenge by the IRS.

This summary does not address all of the potential U.S. federal income tax considerations that may be applicable to a particular beneficial owner of Notes in light of its particular circumstances, or to certain categories of beneficial owners that may be subject to special tax rules, such as banks or other financial institutions, thrift institutions, insurance companies, regulated investment companies, real estate investment trusts, personal holding companies, controlled foreign corporations or passive foreign investment companies (within the meaning of the Code), tax-

exempt organizations, dealers in Notes or currencies, taxpayers that utilize the mark-to-market method of accounting, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other pass-through entities and investors therein, persons subject to the alternative minimum tax, individual retirement and other tax-deferred accounts, U.S. expatriates, or persons that hold the Notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction and special rules for the taxable year of inclusion for accrual basis taxpayers under Section 451(b) of the Code. Additionally, this summary is limited to beneficial owners of Notes that have held the Notes as capital assets within the meaning of Section 1221 of the Code (generally, for investment purposes).

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is for U.S. federal income tax purposes:

•                  an individual who is a citizen or resident of the United States;

•                  a corporation organized under the laws of the United States, any state thereof, or the District of Columbia;

•                  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•                  a trust, if (a) a court within the United States can exercise primary supervision over the administration of the trust and one or more U.S. persons has authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Note that is neither a U.S. Holder nor a partnership or entity treated as a partnership for U.S. federal income tax purposes.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of the partnership and each partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Entities or arrangements treated as partnerships holding Notes (and partners in such partnerships) are urged to consult their own tax advisors about the U.S. federal income tax considerations relating to the Offer.

THIS DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH BENEFICIAL OWNER OF NOTES IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER.

U.S. Holders who Tender Pursuant to the Offer

Sale of a Note Pursuant to the Offer. The receipt of the Fundamental Change Repurchase Price by a U.S. Holder in exchange for a Note will each be a taxable transaction for such U.S. Holder for U.S. federal income tax purposes. Subject to the discussion below in “—Market Discount,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the cash received equal to the Fundamental Change Repurchase Price received in exchange for such Note pursuant to the Offer (other than any portion of the cash received that is attributable to accrued and unpaid interest, which will be taxable as ordinary income to the extent such interest has not been previously included in income) and (b) the U.S. Holder’s adjusted tax basis in the tendered Note. Generally, a U.S. Holder’s adjusted tax basis in a Note will equal the amount paid for the Note, increased by any market discount previously included in the U.S. Holder’s gross income, and decreased (but not below zero) by any amortized bond premium. Except to the extent that gain is recharacterized as ordinary income pursuant to the market discount rules discussed below, any capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of sale. Long-term capital gains of non-corporate U.S. Holders generally are eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

Accrued Interest. A U.S. Holder’s receipt of a payment of accrued and unpaid interest on a Note sold pursuant to the Offer will be taxable as ordinary income to the extent that the U.S. Holder has not previously included such interest in income.

Market Discount. Gain recognized by a U.S. Holder with respect to a Note acquired with market discount generally will be subject to U.S. federal income tax as ordinary income to the extent of any market discount not previously included in income which accrued during the period the Note was held by such U.S. Holder. A Note generally will be considered to have been acquired with market discount if, immediately after its acquisition by the U.S. Holder, the Note’s stated principal amount exceeded the U.S. Holder’s tax basis in the Note by more than a statutory de minimis amount. Market discount will be considered to accrue ratably during the period from the date of the U.S. Holder’s acquisition of the Note to the maturity date of the Note, unless the U.S. Holder makes an election to accrue market discount on a constant yield basis. If a U.S. Holder has elected to include accrued market discount in income as it accrues (and has so included such accrued market discount), no additional market discount needs to be taken into account with respect to the sale of a Note pursuant to the Offer. U.S. Holders are urged to consult their own tax advisors as to the portion of their gain, if any, that would be taxable as ordinary income under the market discount rules.

Information Reporting and Backup Withholding. A U.S. Holder whose Notes are tendered and accepted for payment in the Offer may be subject to certain information reporting requirements with respect to the gross proceeds from the sale of such Notes, unless the U.S. Holder is an exempt recipient and, when required, establishes this fact. In addition, a U.S. Holder may be subject to backup withholding (currently at a rate of 24%) with respect to the receipt of the Fundamental Change Repurchase Price unless such U.S. Holder (a) is within certain exempt categories and, when required, demonstrates this fact, or (b) otherwise provides a correct TIN, certifies that it is not currently subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. Holder can satisfy these requirements by properly completing and submitting an IRS Form W-9. A U.S. Holder that does not provide its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be creditable against a U.S. Holder’s U.S. federal income tax liability, and may entitle the U.S. Holder to a refund, provided that the requisite information is properly and timely provided to the IRS. U.S. Holders are encouraged to consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Medicare Tax. Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to an additional 3.8% unearned income Medicare contribution tax on an amount up to their “net investment income” (undistributed “net investment income” in the case of an estate or trust). For this purpose, net investment income generally includes interest on, and gain from the sale or other disposition of, debt instruments. Consequently, gain (if any) realized in connection with the sale of Notes (as well as any amounts received attributable to accrued and unpaid interest) pursuant to the Offer may be subject to the Medicare tax. U.S. Holders are urged to consult their own tax advisors regarding the effect of the Medicare tax on the sale of Notes pursuant to the Offer.

Non-U.S. Holders who Tender Pursuant to the Offer

Sale of a Note Pursuant to the Offer. Subject to the discussions below, including under “—Accrued Interest” and “—Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain recognized on the disposition of Notes pursuant to the Offer, unless:

•                  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are satisfied;

•                  the gain with respect to the Notes is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty requires, is attributable to the Non-U.S. Holder’s permanent establishment or fixed base maintained in the United States); or

•                  subject to the discussion below, the Company is, or was at any time during the shorter of the five-year period ending on the date of the disposition or the period that such Non-U.S. Holder held the Notes (the “relevant testing period”), a “United States real property holding corporation” (a “USRPHC”) within the meaning of the Code.

If a Non-U.S. Holder is described in the first bullet point above, such Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or reduced rate pursuant to an applicable income tax treaty) on the amount by which its U.S.-source gains from the sale or exchange of capital assets (including any gain from the sale of Notes pursuant to the Offer) exceed its U.S.-source losses from the sale or exchange of capital assets recognized in the same taxable year by the Non-U.S. Holder.

If a Non-U.S. Holder is described in the second bullet point, such Non-U.S. Holder generally will be required to pay U.S. federal income tax (but will not be subject to U.S. federal withholding tax provided such Non-U.S. Holder meets certain certification requirements) on the gain derived from the disposition on a net income basis in the same manner as if the Non-U.S. Holder were a “United States person” (as defined under the Code). A Non-U.S. Holder generally can meet the certification requirements by providing a properly completed IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a 30% branch profits tax on its earnings and profits for the tax year, subject to adjustments, that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. For this purpose, gain effectively connected with the Non-U.S. Holder’s trade or business in the United States will be included in its earnings and profits. If a Non-U.S. Holder is eligible for the benefits of an applicable tax treaty between the United States and its country of residence, gain recognized on the disposition of Notes pursuant to the Offer will be subject to U.S. federal income tax in the manner specified by the treaty.

With respect to the third bullet point above, the Company believes that it is not currently, and has not been during the relevant testing period, a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. Even if the Company is a USRPHC, so long as our common stock has been regularly traded on an established securities market at any time during each calendar year of the relevant testing period, a Non-U.S. Holder will generally be subject to gain on the disposition of a Note under the third bullet point above only if it owned, actually or constructively, at any time during the relevant testing period (i) more than 5% of the outstanding Notes, if the Notes are regularly traded on an established securities market, or (ii) an amount of Notes with a value greater than 5% of the Company’s common stock as of the latest date that any Note was acquired by such Non-U.S. Holder, if the Notes are not regularly traded on an established securities market. For the purposes of this discussion, “regularly traded on an established securities market” has the meaning ascribed to it under the applicable Treasury regulations. If the conditions described above in this paragraph are met with respect to a Non-U.S. Holder, the Company may be required to withhold 15% of the gross proceeds realized by such Non-U.S. Holder from the sale of the Notes. The Company believes that its common stock has been considered to be regularly traded on an established securities market during 2018. However, the determination of when the Company’s common stock is deemed to be regularly traded on an established securities market is unclear. Non-U.S. Holders should consult with their own tax advisors regarding whether gain from the sale of Notes pursuant to the Offer would be subject to the rules described in this paragraph and whether withholding on any such gain would be properly imposed.

Accrued Interest. Subject to the discussions below, including under “—Information Reporting and Backup Withholding,” the amount received by a Non-U.S. Holder pursuant to the Offer attributable to accrued and unpaid interest generally will not be subject to U.S. federal income or withholding tax provided that:

•                              the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all series of our stock that are entitled to vote;

•                              the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•                              the Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), that it is not a “United States person” (within the meaning of the Code), and otherwise properly completes the form (or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that such a statement has been received from the Non-U.S. Holder (or an intermediate organization, bank or institution)) and furnishes a copy to the Depositary and/or any other applicable withholding agent.

A Non-U.S. Holder that does not qualify for exemption from U.S. federal income tax and withholding tax as described above generally will be subject to the withholding of U.S. federal tax at a 30% rate (or lower applicable income treaty rate) on payments received pursuant to the Offer attributable to accrued and unpaid interest, unless the interest is effectively connected with the conduct of a trade or business within the United States (and, if an income tax treaty requires, is attributable to the Non-U.S. Holder’s permanent establishment or fixed base maintained in the United States). If the amount received attributable to accrued and unpaid interest is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States and, if an income tax treaty requires, is attributable to the Non-U.S. Holder’s permanent establishment or fixed base maintained in the United States, such interest (a) generally will be subject to U.S. federal income tax on a net income basis at the rates applicable to “United States persons” (and, with respect to corporate Non-U.S. Holders, may also be subject to a 30% branch profits tax or such lower rate as may be specified by an applicable income tax treaty), and (b) will not be subject to U.S. federal withholding tax so long as the Non-U.S. Holder provides the applicable withholding agent with the appropriate documentation (generally IRS Form W-8ECI (or applicable successor form)).

Information Reporting and Backup Withholding. Information returns may be filed with the IRS in connection with payments made to a Non-U.S. Holder pursuant to the Offer. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to tax authorities of the country in which a Non-U.S. Holder resides. A Non-U.S. Holder generally will not be subject to backup withholding (currently at a rate of 24%) with respect to payments of interest made pursuant to the Offer if the certifications described above under “—Non-U.S. Holders—Accrued Interest” are received. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be creditable against the Non-U.S. Holder’s U.S. federal income tax liability, and may entitle the Non-U.S. Holder to a refund, provided that the requisite information is properly and timely provided to the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

Foreign Account Tax Compliance Act (FATCA)

Pursuant to Sections 1471 through 1474 of the Code, as modified by United States Treasury Regulations, guidance from the IRS and intergovernmental agreements and subject to further guidance (collectively, “FATCA”), U.S. federal withholding tax at the rate of 30% may apply to payments of interest and, beginning on January 1, 2019, gross proceeds from the sale or other taxable disposition (including a retirement or redemption) of the Notes made to non-U.S. financial institutions and certain other non-U.S. nonfinancial entities unless they satisfy certain due diligence and information reporting requirements. An intergovernmental agreement between the United States and the non-U.S. Holder’s jurisdiction may modify these requirements.

Treatment of Non-Exercising Holders

We do not believe that the changes to the Notes occurring in connection with the Offer should result in a deemed exchange of the Notes for “new” Notes for U.S. federal income tax purposes. As such, a Holder that does not tender its Notes pursuant to the Offer generally should not incur U.S. federal income tax liability with respect to the Note as a result of the consummation of the repurchase of Notes by the Company from other Holders pursuant to the Offer.

14. Additional Information. This document “incorporates by reference” specified information the Company has filed with the SEC, which means that the Company can disclose important information to you by referring to that information. The information incorporated by reference is considered to be an important part of this document. Any statement in a document incorporated by reference in this document will be deemed to be modified or superseded to the extent a statement contained in this document or any other subsequently filed document that is incorporated by reference in this document modifies or supersedes such statement. This document incorporates by reference the documents of the Company listed below.

•                              the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed on March 16, 2018;

•                              the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 filed on May 10, 2018;

•                              the Company’s Current Reports on Form 8-K originally filed on February 16, 2018, February 23, 2018, March 9, 2018, April 5, 2018, May 15, 2018 (Film No. 18833300), May 24, 2018, May 25, 2018, June 7, 2018 and July 11, 2018;

•                              the Indenture, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 8, 2015; and

•                              the Supplemental Indenture, filed herewith.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that is not deemed “filed” with the SEC, including information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K, will be incorporated by reference into, or otherwise included in, this Notice.

You may read and copy any document the Company has filed at the SEC’s public reference room in Washington, D.C. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. The Company’s SEC filings are also available to the public from the SEC’s website at www.sec.gov.

In addition, you may request a copy of these filings, at no cost, by writing or telephoning the Company at the following address:

Egalet Corporation

600 Lee Road, Suite 100

Wayne, PA 19087

(610) 833-4200

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this document.

15. Solicitations. The Company has not retained any third party as information agent or in any similar capacity in connection with the Offer.

16. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and Notes.

17. Conflicts. In the event of any conflict between this Notice on the one hand and the terms of the Indenture or Notes or any applicable laws on the other hand, the terms of such Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company any of its affiliates, officers, directors, employees or agents or the Paying Agent, Tender Agent or Trustee makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer. Each Holder should consult its own legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

July 31, 2018	EGALET CORPORATION

Annex A

INFORMATION CONCERNING MEMBERS OF THE BOARD OF DIRECTORS AND THE

EXECUTIVE OFFICERS OF EGALET CORPORAITON

The table below sets forth information about our executive officers and directors as of July 31, 2018. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has beneficial ownership in the Notes. The business address of each executive officer and director is c/o Egalet Corporation, 600 Lee Road, Suite 100, Wayne, Pennsylvania 19087, and their respective business telephone number at such address is (610) 833-4200.

Company Board of Directors

Name	Title
Timothy P. Walbert	Chairman of the Board of Directors
Robert Radie	Director, President and Chief Executive Officer
Elaine Hochberg	Director
Nicholas C. Nicolaides, Ph.D.	Director
John E. Osborn	Director
Robert P. Roche, Jr.	Director
Andrea Heslin Smiley	Director
Gregory Weaver	Director
John Varian	Director

Company Executive Officers

Name	Title
Robert Radie	Director, President and Chief Executive Officer
Stan Musial	Executive Vice President, Chief Financial Officer and Assistant Secretary
Mark Strobeck, Ph.D.	Executive Vice President and Chief Operating Officer
Patrick M. Shea	Senior Vice President and Chief Commercial Officer
Megan Timmins	Senior Vice President, General Counsel and Secretary
Barbara Carlin	Senior Vice President and Chief Accounting Officer

Exhibit A

[FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE]

Egalet Corporation

5.50% Convertible Senior Notes due 2020

TO:	THE BANK OF NEW YORK MELLON
Corporate Trust — Reorg 111 Sanders Creek Parkway East Syracuse, NY 13057 Attn: Pamela Adamo Telephone: (315) 414-3317 Fax: (732) 667-9408 E-mail: ct_reorg_unit_inquiries@bnymellon.com

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from or on behalf of Egalet Corporation (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Repurchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with Section 15.02 of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated, and (2) if such Fundamental Change Repurchase Date does not fall during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Repurchase Date.  Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

In the case of Physical Notes, the certificate numbers of the Notes to be repurchased are as set forth below:

Certificate No:

Dated:

Signature(s)

Social Security or Other Taxpayer
Identification Number

Principal amount to be repaid (if less than all): $ ,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

This offer will expire at 5:00 p.m., New York City time, on September 18, 2018.

Exhibit B

[FORM OF CONVERSION NOTICE]

Egalet Corporation

5.50% Convertible Senior Notes due 2020

To: THE BANK OF NEW YORK MELLON

Corporate Trust — Reorg

111 Sanders Creek Parkway

East Syracuse, NY  13057

Attn:  Pamela Adamo

Telephone:  (315) 414-3317

Fax:  (732) 667-9408

E-mail:  ct_reorg_unit_inquiries@bnymellon.com

The undersigned registered owner of this Note hereby exercises the option to convert this Note, or the portion hereof (that is $1,000 principal amount or an integral multiple thereof) below designated, into cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable, in accordance with the terms of the Indenture referred to in this Note, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon such conversion, together with any cash for any fractional share, and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below.  If any shares of Common Stock or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all documentary, stamp or similar issue or transfer taxes, if any in accordance with Section 14.02(d) and Section 14.02(e) of the Indenture.  Any amount required to be paid to the undersigned on account of interest accompanies this Note.  Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

Dated:

Signature(s)

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if shares of Common Stock are to be issued, or Notes are to be delivered, other than to and in the name of the registered holder.

Fill in for registration of shares if to be issued, and Notes if to be delivered, other than to and in the name of the registered holder:

(Name)

(Street Address)

(City, State and Zip Code)
Please print name and address

Principal amount to be converted (if less than all): $ ,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Social Security or Other Taxpayer
Identification Number

B-1